UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

PriceSmart, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

From time to time, members of management of PriceSmart, Inc. (the “Company”) have used a private plane owned in part by PFD Ivanhoe, Inc. (“PFDI”) to travel to business meetings and to review warehouse club operations in Central America and the Caribbean. The Price Group, LLC owns 100% of the stock of PFDI, and Sol Price is an officer of PFDI. The Price Group’s members include Mr. S. Price, Mr. R. Price, Murray Galinson and Jack McGrory. As of January 5, 2007, Mr. R. Price, who is the Company’s Chairman of the Board and Chief Executive Officer, and Mr. S. Price, a significant stockholder and father of Mr. R. Price, together with their affiliates, comprise a group that may be deemed to beneficially own 52.9% of our common stock. Mr. McGrory is the Company’s Executive Vice President – Real Estate and Development and is a member of the Company’s board of directors. Mr. Galinson is a member of the Company’s board of directors.

The Company historically reimbursed PFDI based on the amounts the passengers would have paid if they had flown a commercial airline if one or more of the passengers is a member of The Price Group (including Mr. R. Price). If the passengers were solely Company personnel, then the Company reimbursed PFDI for a portion of the fixed management fee and additional expenses PFDI incurred as a result of the hours flown, including direct charges associated with the use of the plane, landing fees, catering and international fees. During fiscal year 2006, the Company paid PFDI $205,202 to cover the costs associated with the Company’s use of the plane. While the Company recently was advised that this arrangement should no longer continue in view of certain governmental regulations, the Company has an ongoing business requirement for the use of a private plane.

On January 23, 2007 the Company agreed in principle to acquire from PFDI a one-sixteenth interest in a Citation Excel/XLS corporate jet, which includes the right to 50 hours of flight time per year for four years. The Company will pay to PFDI approximately $650,000 for this acquisition. This is the same amount that PFDI would have received upon a sale of the same fractional interest and flight time to NetJets Sales,Inc. (“NJSI”), from which PFDI had acquired this one-sixteenth interest, and this price is less than the amount the Company would be charged by NJSI for an equivalent share ownership. This transaction also allows the Company to pay lower operating costs than would have been charged if the Company’s acquisition was directly from NJSI (which is aware of, and likewise has approved in principle this transaction).

Item 5.05. Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On January 23, 2007, the Company’s Board of Directors (with interested directors abstaining) waived the conflict provisions of the Company’s Code of Business Conduct and Ethics with respect to the transaction with PFDI described above. Also, on January 23, 2007, the Company’s Audit Committee approved the related party aspect of this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2007	PRICESMART, INC.

	By:	/s/ ROBERT M. GANS
Robert M. Gans
Executive Vice President